Exhibit 12.1

                               Omnicom Group, Inc.
                       Ratio of Earnings to Fixed Charges
                                    1995-2000
                                     ($000s)

                                                                                                                Nine          Nine
                                                                                                               Months        Months
                                                            Years Ended December 31,:                          Ended         Ended
                                          1995          1996          1997          1998          1999         Sep-99        Sep-00
                                          (A)           (A)           (A)           (A)                                       (C)
Earning as defined:
Profit before
  tax as reported                       $244,739      $299,312      $390,578      $521,797      $673,708      $453,276      $658,789
Add: Dividends
  from affiliates                         15,303        18,085        14,901        19,353        10,485         2,964         6,006
Interest expense                          44,267        35,158        44,783        74,482        84,908        60,111        79,008
Interest factor
  (re:rentals) (B)                        57,793        68,544        80,890       103,829       113,861        89,318        98,738

Total earnings                          $362,101      $421,099      $531,152      $719,461      $882,962      $605,669      $842,540


Fixed charges
  as defined:
Interest expense                        $ 44,267      $ 35,158      $ 44,783      $ 74,482      $ 84,908      $ 60,111      $ 79,008
Interest factor
  (re:rentals) (B)                        57,793        68,544        80,890       103,829       113,861        89,318        98,738

Total fixed charges                     $102,060      $103,701      $125,673      $178,311      $198,768      $149,429      $177,746

Ratio of earnings
  to fixed charges                          3.55          4.06          4.23          4.03          4.44          4.05          4.74

(A) All information prior to 1999 has been restated to give effect to the accounting for the acquisition of Abbott Mead Vickers Group Limited in February 1999 under the pooling of interests method of accounting, as discussed in note 6 of the company's 1999 Form 10-K.

(B) The interest factor related to rentals reflects the appropriate portion of rental expense representative of an interest factor.

(C) Includes non-operating gain related to Razorfish sale.